Orion Aircraft Company LLC

Startup aircraft manufacturer seeking to become the cost and value leader in the light sport aircraft segment. Our purpose is to make flight affordable again.

Orion Aircraft Company

MAKING PERSONAL AVIATION AFFORDABLE AGAIN!

Invest $99.00 minimum investment

4(a)(6) offering provided by Netcapital Funding Portal, Inc.

Invest

Orion Aircraft Company is a startup aircraft manufacturer seeking to become to cost and value leader in the light sport aircraft segment. Our purpose is to make flight affordable again.

The Problem

Flight is too expensive!

Andrew House, the founder of Orion Aircraft Company, has been involved with private aviation for more than 30 years. During those years he observed a simple truth: aviation is out of reach to the average American consumer.

There are no aircraft for the common American. Light Sport Aviation regulations attempted to address this problem. However, current manufacturers of light aircraft are still charging very high prices. Aircraft, no matter how light, are currently still very expensive to build. We need innovation in manufacturing.

When aspiring pilots do basic analysis to determine the best route to a pilot's license and/or regular flight for personal or business reasons, they inevitably come to two conclusions: 1) you will either be stuck flying a 30+ year old plane that makes little sense in upgrading because the return on investment just isn't there, or 2) you will need to pay at least six figures to get into a modern aircraft.

Aircraft	Price Range
New piston General Aviation airplane	$275,000
New Light Sport Aircraft	$100,000 – $200,000
30 year old General Aviation airplane	$20,000 – $200,000
Used Light Sport Aircraft	Varies wildly
Experimental Aircraft	Varies wildly and you will either need to build it yourself, or trust someone else's workmanship

Flight Schools are Expensive

Due to the expense of flight, the industry as a whole is suffering from a decline in pilots which will eventually affect commercial aviation. All commercial pilots get their start in private aviation or the military, necessitating a vibrant private aviation industry and market. There will be an estimated 14,000 person shortage of airline pilots by 2026, according to a University of North Dakota study.

- The AOPA article "Snapped Up" discussed in detail the commercial pilot dilemma in 2018.
- The CBC covered why the industry is having trouble attracting new pilots.
- Forbes reported on the shortage of commercial pilots and some of the unusual sources of new pilots.
- The last line in this Tech Crunch article is what we are trying to accomplish.

Business travelers need another way

With the expense of airline route buildout the airliners don't service every town where business is conducted, focusing on a hub and spoke layout to provide the best coverage possible with the least cost. The system leaves large chunks of the country at least an hour from jet service when there is usually a local airport exactly where you need it to conduct business.

Airlines are also operating on very thin margins forcing them to overbook. Ensuring the seats are full maximizes the profit on any flight and it is a legal business practice. The LA Times reported about it and why it makes since, but it doesn't help you when you are the one being bumped off the flight.


Indianapolis
Baltimore
Washington D.C.
Charleston
Jacksonville
Miami
Memphis
Birmingham
Atlanta
(HUB)
© 2001 HowStuffWorks

Commercial air travel has become a necessary evil because of the declining private aviation market. You are left with the choice between a road trip or dealing with the painful process of flying commercial. The infographic below shows that unless you are taking cross country trips a light plane can beat commercial travel times and the overall experience is far better than a commercial flight. The media has picked up on the horrible state of customer perception in air travel. A simple search of why people don't like flying gives you thousands of web pages. Here are just a few:

- Why Air Travel Still Sucks
- Air Travel Is Better Than Ever?
- Why Does Air Travel Suck So Bad? This 19th Century Economist Explained It With Just 4 Words (in 1849!)

The increase in the Cost of aircraft (GAMA Databook 2009)


Planes Shipped VS Price per Plane
40,000
35,000
30,000
25,000
20,000
15,000
10,000
5,000
0
$7,000,000.00
$6,000,000.00
$5,000,000.00
$4,000,000.00
$3,000,000.00
$2,000,000.00
$1,000,000.00
$0.00
1946
YEAR
2009
Units Shipped
Price Per Unit

The increase in the Cost of aircraft (GAMA Databook 2009)

The decline in pilots, Private vs. Airline Transport Pilots (ATP)


Private Pilots vs. ATPs
Airfacts Journal
Sept 2017
300000
250000
200000
150000
100000
50000
0
1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016
Private Pilots
ATPs

The decline in pilots, Private vs. Airline Transport Pilots (ATP)


Travel times from Sumter SC
19:12
16:48
14:24
12:00
9:36
7:12
4:48
2:24
0:00
Orion Traveler
Commercial Airliners
Orion Traveler
Commercial Airliners
Fredrick MD
Clearwater FL

Private Aviation vs. Airliners, travel times, using the fastest routes and most efficient means of travel. The airlines only win if you are flying cross country and the experience is far better in your own plane.

The Solution

We at Orion Aircraft are changing the manufacturing process for aircraft. We are using proven technology successfully utilized in other industries to bring value to the private aviation market. Our technology reduces the parts count and labor required to manufacture an airplane by an order of magnitude, reducing the costs associated with making an airplane.

We aim to bring the cost of a new airplane down to the cost of a new well equipped pickup truck or SUV, which is generally the gauge of middle class affordability. We are looking at a target price of $58,000 ready to fly.

Traditional aircraft manufacturing is accomplished with either metal or composites. During metal aircraft manufacturing you traditionally attach skins and structural pieces with rivets or other mechanical fasteners. This requires drilling a lot of holes and cleaning them to ensure you get a good tight fit. Composite manufacturing uses fewer components but they are all placed in a mold and epoxy coats everything and it cures making a solid structure. However, the time to make the mold and the time required to get a smooth finish is exceptional.

We use tape

Our manufacturing technology tapes all the aluminum panels together without any drilling or mold making. Since we are removing most mechanical fasteners and we have to spend very little time on finishing, we save a lot of time. I know what you are thinking: you want me to fly in an airplane held together by tape? Well, this is no ordinary tape. It requires more than 100 psi to get the tape to start to peel and in sheer the aluminum usually tears before the tape separates. It's pretty impressive stuff!


3M™ VHB™ Taped Panel
Swing: 19

In this video produced by 3M you can see the strength of manufacturing with the tapes we will be using, with an exceptionally aggressive testing method of repeatedly sticking the joint with a bowling ball.


Shear
Tensile
3M

This video, again by 3M, shows the testing that goes into the tapes and the longevity of the tapes.


3M™ VHB™ Tape
Rivets
00:43
00:43

This video shows the speed of manufacturing with tape vs rivets from a distributor of 3M tapes.


Rivets - 2
3M™ VHB™ - 8

This video from a distributor of 3M tapes shows the speed of manufacturing and strength of the metal joins with tape vs rivets.

Traditional aircraft vs. Orion comparison


Parts Count :40-50,000
Labor Hours: 400-1200
Cost: $100-200,000
Traditional Manufacturing
Vs
Orion Aircraft Manufacturing
Traditional
Parts Count: ~500
Labor Hours: ~120
Cost: ~$58,000
Orion Aircraft

Market

Ready Market


Ready Market
60900
10%
609000
100%
Liscensed Pilots
Interested in our product

Potential Market with Preparation


Potential Market with Preparation
10%
25 M
100%
250M
Adults in the US
Potential Customers

The first of two major segments of potential customers is the prepared market of ~609,000 pilots that are already aviation enthusiasts that are always seeking innovative products or experiences. We could potentially capture up to 3-10% of that market or 18,000 to 61,000 sales over the next 10 years.

The Piston engine aircraft market averages about 1,000 aircraft sales per year and the market has been depressed since 1980 because of the cost of aircraft. *(APOA 2019 State of General Aviation)* From 1964 to 1979 210,302 airplanes were sold or 14,020 aircraft per year *(GAMA 2009 Statistical Databook)*, when the aircraft average price was $61,000. We should see aircraft sales return to historical levels when we can bring the cost back down.

The single largest factor in people dropping out of flight school is Cost. *(AOPA The Flight Training Experience)* The average cost of a Private Pilot License is $9900 with a Light Sport License costing about half of that with ⅔ to ¾ of the cost being aircraft rental at >$120 per hr. We plan to cut the cost by at least ½ because our airplane is less expensive. Flight schools have already expressed interest in our airplane because they will be able to get higher margins for flight training while also reducing the expense for the student pilot.

With approximately 609,000 pilots the number or registered aircraft remains relatively small at about 160,000 including Certified, Experimental and Light Sport meaning aircraft ownership is at 26%. Every pilot I've ever known wants to own their own plane and most cited cost as the reason they don't.

The second segment of potential customers are the currently unflying public that views private aviation as too expensive. We believe that many new customers can be created with some education and the availability of an affordably priced aircraft. This market requires preparation and will require the resources beyond our company at this point but we are looking at 25 million potential customers in this segment which are adults over 18 in the US.

Competitive Landscape

- The competitive landscape for the Light Sport Aviation market is one of extremes
- There doesn't seem to be a dominant platform layout
- The average competitor product costs in the $100,000+ range
- There are competitors in the <$100,000 range but the level of outfitting is not comparable with the industry leaders
- The market appears to be dominated by aircraft that do one thing well
- The market has a blend of manufacturing techniques
- The market favors high tech over low tech

The top competitors are Cub Crafters, Tecnam, and Flight Design. All offer aircraft that meet the SLSA standard and are well accepted by the market, and all are well above the $100,000 mark and they sell approximately 110 units per year. The two other competitors for the market are:

1. Older GA aircraft. These usually fall in the $20-50,000 range for something comparable. These aircraft are usually greater than 30 years old and most pilots do not upgrade them unless regulations require because the return on investment doesn't warrant putting money into the aircraft. These planes tend to have a long list of maintenance requirements and parts availability issues.
2. Experimental Aircraft. These pose two problems, you either have to build the airplane, or purchase one somebody else built and rely on their quality of workmanship and their quirks of manufacturing.

Orion Aircraft is different in that we are leveraging advances in manufacturing technology of large complex items to realize a cost savings. While still remaining profitable we plan to pass significant savings along to the customer, reinvigorating a languishing market that is looking for innovation and a disruption of the status quo. We plan to be the disruptor that gets this market moving again and returns private aviation back to affordability and vitality.

2016 Total US Aircraft Registrations


2016 Total US Aircraft Registrations
Special Light Sport
2,478
Experimental LSA
4,264
Experimental Ametuer Built
20,490
Piston Single Engine
129,652
0
20,000
40,000
60,000
80,000
100,000
120,000
140,000

Total Registrations of Top Competitors


Total Registrations
Top Competitors
Flight Design
456
Cub Crafters
319
Tecnam
463
0
100
200
300
400
500

Competetive Analysis


Competetive Analysis
$250,000.00
$200,000.00
$150,000.00
$100,000.00
$50,000.00
$0.00
700
600
500
400
300
200
100
0
P2008
P2002 Sierra MK2
Astore
P92 Eaglet
CTLSi 2020
CTLS
Carbon Cub
RV12
Orion Traveler
Cost
Useful Load in #'s

Business Model

We plan to make money through the sale of aircraft. The business is designed from inception to be sustainable manufacturing 12 airplanes per year but is scalable to 3000+ airplanes per year. Based on conversations with suppliers and other people who know the industry, we believe we can generate thousands of orders at this price point. We have calculated with a margin of safety that our cost of goods sold will be 74% of the retail price of the airplane leaving a substantial margin for profit. These calculations do not take into account savings on costs due to commodity scale orders for raw materials which would likely produce an additional 3-10% increase in profit margins.

	2020	2021	2022	2023	2024
Units Sold	45	110	300	1,000	3,000
Gross	$2,610	$6,380	$17,400	$58,000	$174,000
EBITA	$678	$4,524	$4,524	$15,080	$45,240

Progress

We are now at the stage where we need to build a full size flyable prototype. Once we have our prototype built and flyable with an airworthiness certificate under the Experimental category we plan to begin the process of generating customers.

Our plan is to visit the three major air shows that provide the greatest exposure for our product in 2020. The first would be the Light Sport Aviation Expo in Sebring Florida January 2020, the second Sun-N-Fun in Lakeland Florida March 2020, and third, but by no means last, is Airventure in Oshkosh Wisconsin July 2020, which is perhaps one of the largest air shows in the world; between these three airshows we will be putting our product in front of around 600,000 potential customers. The air shows will do three things, get us the most publicity possible in the shortest amount of time, let us take pre-orders for future deliveries, and gauge customer reception to our product in a prepared market.

Success

Orion Aircraft is an early stage business. We have completed testing on engineering samples and our technical assumptions have proven valid. We built small test samples utilizing our manufacturing methods “taping together aluminum assemblies” specifically a section of the wing spar, then we loaded them beyond what we would see in use, even under extreme circumstances, and the materials performed well beyond expectations; deflecting but not separating or taking on any permanent set. All the samples returned to their original shape and dimensions once the load was removed. These successes prompted us to seek patent protection for our processes and methods. We filed provisional patents for Airframe Manufacturing and Aerodynamic and Hydrodynamic Shape Manufacturing using our techniques. We have the full intention of continuing with the full patent process.

KPIs

- Validate technical assumptions — *Complete*
- Protect the Intellectual Property — *In Process*
- Raise Funds — *In Process*
- Setup ERP system — *Awaiting Funding*
- Build the Prototype — *Awaiting Funding*
- Successful Flight Test program — *Awaiting prototype build*
- Market Introduction — *Planned January 2020*
- Begin taking Pre-Orders — *Late 2019, early 2020*
- Order fulfilment — *Beginning in 2020*

Orion Milestones



Pre Launch
Launch
Growth Funded
Growth 2019
Growth 2020
Validate Assumptions
Raise Funds
Protect Intellectual Property
ERP System
Build Prototype
Final Patent application
Pre-Orders
Flight Test Program
Patent Process
Pre-Orders
Order Fulfilment
Air Show
Direct Customer Interaction
Patent Process

Team

Orion Aircraft currently has a small team which we intend on growing as the company has needs and the requirements for expertise expands.



Andrew M. House

Founder and CEO

Mr. House has spent more than 30 years involved with and observing the private aviation industry and the constant undertone of all conversations comes down to the expense of flight.

Mr. House received an Executive MBA from the Jack Welch Management Institute and has first hand experience with the struggles facing the Private Aviation Industry today.

Advisors



Jim Yarbrough

Manufacturing Engineer with 15 years experience in both batch and continuous flow production methods.

Use of Proceeds

The proceeds from this fund raise will allow the key staff to spend most of their time directly focused on building the business. A critical piece of the business is getting a flyable prototype built, flight tested to gain airworthiness under the experimental aircraft regulations, seek regulatory approval from the FAA as a Special Light Sport Aircraft. We will have the resources to market the aircraft effectively to a prepared market of enthusiasts who will be the drivers of innovation in the industry. We will have the resources to build an effective online presence and setup the company infrastructure for the next big phase of company growth, production. A successful fundraise will position the company for growth and increase the value to its investors by getting the company ready for its next steps while also ensuring we can provide what is needed to grow our customer base.

Be a Part of Orion Aircraft Company LLC

This is an offering of Membership Interest Shares, under registration exemption 4(a)(6), in Orion Aircraft Company LLC. This offering must raise at least $10,000 by July 12, 2019 at 12:00pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Orion Aircraft Company LLC may issue additional securities to raise up to $300,000, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

1,300,000 units × $1.00 per unit
= $1,300,000 implied valuation

Pitch Deck


Orion Aircraft Co.
LLC
MAKING PERSONAL AVIATION AFFORDABLE AGAIN


WHO WE ARE
We are a Special Light Sport Aircraft (SLSA) manufacturer
We are seeking to become the value and volume leader in the market
EAA.ORG

THE TEAM

Andrew House



- Founder
- 30+ years of aviation experience and interaction
- The one with the vision
- 2 Patents pending, Manufacturing Methods

Jim Yarbrough *



- Manufacturing engineer
- 15 years of experience in manufacturing
- The one that can bring the vision to production
- 3 Patents
- 2 Kaizen Awards from NCR for innovation

THE PROBLEM

Private Aviation is dying Because Private aviation is too expensive


Private Pilots vs. ATPs


U.S.-Manufactured General Aviation Airplanes
Factory Net Billings ($ MILLIONS) & Units Shipped
Units Shipped
Avg. Unit Billing
Gen. Av. Revitalization Act enacted

WHAT ARE OUR ADVANTAGES

Patent Pending airframe and airfoil manufacturing technology that reduces labor and parts count by an order of magnitude

Patent Application

No. 62795452 & No. 62795466

- We can pass a large savings along to our customer and still remain very profitable
- We have a vision for reinvigorating the private aviation market by addressing the key challenges

THE SOLUTION

- A new airplane ready to fly for the cost of an SUV or Pickup Truck
- We can build an airplane in 4 days per 4 person crew in batch production, much more in continuous flow production
- The flight experience is exceptional and costs are drastically reduced
- Our product meets the needs and desires of the aviation market

THE PRODUCT


Orion Aircraft Co.
Travler LSA

MARKET


Ready Market
10%
100%
Liscensed Pilots
Interested in our product
Potential Market with Preparation
10%
100%
250M
Adults in the US
Potential Customers

COMPETITION

- The average price of a new airplane in our category is **> $100,000**
- The average cost for **flight training** is between $5000 and **$9000**
- The **experimental aircraft** market is taking an increasing share of the general aviation market, **but you have to build it.**
- The other options for entering private aviation are extremes **$200,000+ new Part 23 aircraft or a 30 year old used aircraft**, there's not much in between

- **Our product addresses all these issues**

BUSINESS MODEL

Batch production model

- 300 units per year
- $17.4 million income
- $4.4 million profit
- Scales from business sustainability of 12 aircraft per year to 300 aircraft per year by adding 4 person teams

Continuous production model

- 3000 units per year
- $174 million income
- $40 million profit
- Workflow and factory setup change to continuous flow for scaling from 300 to 3000 units per year


INVESTING
• $250,000
• Builds and tests the prototype
• Pays staff salary
• Gets the product in front of approximately 600,000 potential customers in the first year.
• Allows the company to start taking pre-orders for late 2019 early 2020 production
• Gauges the market reception to guide production schedules and future fund raising for the company


CONTACT INFORMATION
Andrew M House
803-565-0327
andrew.house@lycos.com

Download Pitch Deck

Financials

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

Orion Aircraft Company LLC's SEC Filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

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Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.